Exhibit 99.1

   ULTRA PETROLEUM SUCCESSFUL IN OBTAINING ADDITIONAL 10-ACRE DENSITY DRILLING

    HOUSTON, July 11 /PRNewswire-FirstCall/ -- Ultra Petroleum Corp. (Amex: UPL) today announced success in obtaining approval from the Wyoming Oil and Gas Conservation Commission (WOGCC) for additional 10-acre down-spacing on the Pinedale Anticline.

    Ultra applied for down-spacing at the WOGCC hearing on July 11, 2006. The company, in a joint application with Shell, gained approval for additional increased density drilling equivalent to 10-acre spacing on two areas totaling
16.3 square miles on the Pinedale Anticline. Currently the two areas covered by the application are a mix of 40-acre, 20-acre, and 10-acre equivalent density -- with 20's being the majority of the area. Approval of this application by the WOGCC will result in the ability to drill 1,043 wells within the two application areas. To date 174 wells have been drilled within these areas. Of the 1,043 wells, Ultra will own an interest in 947 and will operate 724.

    "This is another positive step forward on the continuation of our increased density drilling efforts in Pinedale," commented Michael D. Watford, Chairman, President and Chief Executive Officer.

    About Ultra Petroleum

    Ultra Petroleum is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming, and oil reserves in Bohai Bay, offshore China. Ultra Petroleum is listed on the American Stock Exchange under the symbol "UPL" with 155,244,664 shares outstanding as at March 31, 2006.

    This release can be found at http://www.ultrapetroleum.com .

    This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections or other statements, other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company's businesses are set forth in our filings with the SEC, particularly in the section entitled "Risk Factors" included in our Annual Report on Form 10-K for our most recent fiscal year and from time to time in other filings made by us with the SEC.

SOURCE  Ultra Petroleum Corp.
    -0-                             07/11/2006
    /CONTACT: Kelly L. Whitley, Manager Investor Relations of Ultra Petroleum Corp., +1-281-876-0120 ext 302, or info@ultrapetroleum.com /
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    /Web site:  http://www.ultrapetroleum.com /
    (UPL)